Exhibit 99.1

Pure Cycle Reports Third Quarter Earnings

Denver, Colorado, July 6, 2021 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) is reporting results for the three and nine months ended May 31, 2021. Pure Cycle is reporting net income of more than $18.0 million for the nine months ended May 31, 2021, generated on $12.3 million of revenue, and more than $20.0 million of Other Income. The Initial development phase at Sky Ranch is nearly sold out and the second phase is well underway with grading nearing completion. Since we started developing Sky Ranch, 446 or 88% of the initial phase lots have purchased water and wastewater taps, totaling $13.3 million in tap fees.

“Grading is nearing completion in the second development phase at Sky Ranch, and we expect to begin delivering the first round of platted lots in the fourth fiscal quarter of 2021” commented Mark Harding, President of Pure Cycle Mr. Harding. “While COVID did push the start of our second development phase back by about six months, our contractors are making great progress with the dirt work and utilities so we can deliver lots for construction of model homes late in 2021. In addition, we are excited to share the progress our three BTR houses have made in the last few months. The foundation and framing of all houses are complete and we are currently on schedule and on budget, which is an incredible win given the rising prices of raw materials” concluded Mr. Harding.

Financial Highlights

Revenue – Total revenue increased 44% compared to the three months ended May 31, 2020, primarily due to increased water and wastewater tap sales. Land development revenues are expected to increase beginning in the fourth fiscal quarter, with the delivery of platted lots.

Profitability – Profitability increased compared to the three months ended May 31, 2020, primarily due to decreased land development construction costs and the additional Other Income and Interest Income related to outstanding reimbursable costs.

Working Capital – As of May 31, 2021, our working capital was $16.5 million, which includes cash of $19.8 million.

“We continue to drive balance sheet growth with a focus on maintaining strong cash reserves to ensure we have the ability to make the right decisions in a timely manner,” commented Kevin McNeill, Pure Cycle’s CFO. “Delays out of our control in the second development phase at Sky Ranch have delayed our revenue recognition and slowed cash flows being generated from operations for the period, but our careful management of assets and costs allow us to avoid debt or other tough decisions companies have been forced to make during this pandemic,” concluded Mr. McNeill.

Operational Summary

Water and wastewater resource development – Our wholesale water and wastewater service segment continues to grow as houses are sold at Sky Ranch and Wild Pointe and as irrigation and landscaping needs require higher water usage. We delivered 16.5 million gallons of water during the third quarter of fiscal 2021, with approximately 68% of that delivered to Sky Ranch and Wild Pointe. As homes continue selling at Sky Ranch, we continue to collect water and wastewater taps fees and usage revenues, in fact during the three months ended May 31, 2021, we sold 59 water and wastewater taps at Sky Ranch for $1.9 million.

Land development – With our initial development phase at Sky Ranch being completed nearly two years ahead of schedule and unavoidable delays in the permitting process for our next phase due to the continued impacts of COVID-19, our land development revenues and expenses decreased in the third fiscal quarter of 2021 compared to fiscal 2020. As of May 31, 2021, more than 330 homes are currently occupied and another 100+ are under construction. The first 506 homes are expected to be fully sold by December 2021, based on current sales levels.

Build to-Rent – In March 2021, we launched a new line of business which will be referred to as our Build-to-Rent (“BTR”) line of business. During our initial development phase of Sky Ranch, we retained ownership of three residential lots, on which we have begun building three single family homes which we will own, maintain, and rent to qualified renters. We have contracted the construction of these homes to a reputable home builder, and we expect these three homes to be completed and ready for renters in the fall of 2021. Foundations and framing are complete, and construction continues to progress on schedule and on budget. After the successful completion of the three houses in the first phase, we intend to expand this BTR line in our second development phase of Sky Ranch by building and renting homes on the 100+ lots we retained for this segment. Grading on the second phase of Sky Ranch has begun, and once lots are complete, we look to partner with builders to construct our BTR units as the second development phase of Sky Ranch is completed.

Error Correction – We are working to correct an error which was discovered in our prior issued financial statements specifically related to the spreadsheet used to record the recognized reimbursables and related interest income. When we have thoroughly  reviewed the impacts and corrections required we will file our Form 10-Q with the Securities and Exchange Commission which will have our full set of consolidated financial statements.

Earnings Call Information

Pure Cycle will host a conference call on Tuesday, July 6, 2021, at 4:30PM Eastern (2:30PM Mountain) to discuss the financial results and answer questions. Call details are presented below. For the earnings call, Pure Cycle will post a detailed slide presentation on its website (www.purecyclewater.com), which provides an overview of Pure Cycle and presents summary financial results for the three and nine months ended May 31, 2021.

When:	4:30PM Eastern (2:30PM Mountain) on July 6, 2021
Call-in number:	1-877-407-8033 (no pass codes required)
International call-in number:	+1 201-689-8033 (no pass codes required)
Replay available until:	Tuesday, July 20, 2021, 4:30PM ET
Replay call in number:	1-877-481-4010|919-882-2331, replay pass code: 41695
Event link:	https://www.webcaster4.com/Webcast/Page/2247/41695

Company Information

Pure Cycle is a diversified water resource and land development company. At our core we are an innovative and vertically integrated wholesale water and wastewater service provider which also develops land we own into master planned communities, to which we will continue to provide water and wastewater services as well as operate long-term build-to-rent properties.

Additional information, including our recent press releases and SEC filings are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Kevin B. McNeill, at 303-292-3456 or at info@purecyclewater.com. Also be sure to follow us on Twitter at @purecyclecorp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: timing of development at Sky Ranch; and tap sales and home sales by our home builder customers.  The words “anticipate,” “likely,” “may,” “should,” “could,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially.  Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2020; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission.  Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.